                     COHEN & STEERS EQUITY INCOME FUND, INC.
                          SHAREHOLDER SERVICE AGREEMENT

        AGREEMENT made this _ day of , 199_, between Cohen & Steers Capital Management, Inc. ("CSCM"), a corporation organized under the laws of State of Delaware with its principal place of business at 757 Third Avenue, New York, New York 10017 and the institution executing this document below (the
"Institution").

        WHEREAS, CSCM acts as administrator of Cohen & Steers Equity Income Fund, Inc. (the "Fund"), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "Act") as an open-end management investment company, which may issue its shares of common stock in separate series; and

        WHEREAS, the Fund has adopted a Shareholder Service Plan with respect to the Fund (the "Service Plan") that authorizes CSCM to pay fees to qualified financial institutions for maintaining and providing services to shareholder accounts of the Fund; and

        WHEREAS, CSCM desires that Institution perform certain service activities on behalf of CSCM and the Fund with respect to the Fund and Institution is willing to perform those services on the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, for and in consideration of the representations, covenants and agreements contained herein and other valuable consideration, the undersigned parties do hereby agree as follows:

        SECTION 1. SERVICE ACTIVITIES

        In connection with providing services and maintaining shareholder accounts of the Fund with respect to its various customers, Institution may provide services including: (a) establishing and maintaining accounts and records relating to clients of Institution; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Fund may be effected and other matters pertaining to the Fund's services;
(c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts;
(g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request. Institution shall not be obligated to perform any specific service for its clients. Institution's appointment shall be nonexclusive and CSCM may enter into similar agreements with other persons.

        SECTION 2. COMPENSATION

        (a) As compensation for Institution's service activities with respect to the Fund, CSCM shall pay Institution fees in the amounts listed on Schedule A to this Agreement (the "Payments"); provided, however, that in no event will CSCM be required to make any payments for service activities in an amount greater than that which CSCM is paid by the Fund for such services.

        (b) The Payments shall be accrued daily and paid monthly or at such other interval as CSCM and Institution shall agree.

        (c) On behalf of the Fund, Institution may spend such amounts and incur such expenses as it deems appropriate or necessary on any service activities. Such expenses may include compensation to employees and expenses, including overhead and telephone and other communication expenses, of Institution. Institution shall be solely liable for any expenses it incurs.

        SECTION 3. REPRESENTATIONS OF INSTITUTION

        Institution represents that:

        (a) the compensation payable to it under this Agreement in connection with the investment in the Fund of the assets of its customers (i) will be disclosed by the Institution to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to Institution;

        (b) if it is a member of the National Association of Securities Dealers, Inc. ("NASD"), it shall abide by the Rules of Conduct of the NASD;

        (c) it will, in connection with sales and offers to sell shares, furnish to or otherwise insure that each person to whom any such sale or offer is made receives a copy of the Fund's then current prospectus;*

        (d) it will purchase shares only as agent of the Fund and that it will purchase shares only for the purpose of covering purchase orders already received or for its own bona fide investment purposes;*

        (e) the performance of all its obligations hereunder will comply with all applicable laws and regulations, including any applicable Federal securities laws and any requirements to deliver confirmations to its customers, the provisions of its charter documents and bylaws and all material contractual obligations binding upon the Institution; and

        (f) it will promptly inform the Fund of any change in applicable laws or regulations (or interpretations thereof) or in its charter or bylaws or material contracts which would prevent or impair full performance of any of its obligations hereunder.

        SECTION 4. FUND LITERATURE*

        Institution is not authorized to make any representations concerning shares of the Fund except those contained in the Fund's then current prospectus and statement of additional information


--------
* To be included only in Agreements with dealers with whom the Fund's Underwriter has entered into a Dealer Agreement.

("SAI") and printed information issued by the Fund or by CSCM as information supplemental to the prospectus. CSCM will supply Institution upon its request with prospectuses, SAIs, reasonable quantities of supplemental sales literature and additional information. Institution agrees not to use other advertising or sales material relating to the Fund unless approved in writing by CSCM in advance of such use. Any printed information furnished by CSCM other than the then current prospectus and SAI, periodic reports and proxy solicitation materials are CSCM's sole responsibility and are not the responsibility of the Fund and the Fund shall have no liability or responsibility to Institution in these respects unless expressly assumed in connection therewith. Institution shall have no responsibility with regard to the accuracy or completeness of any of the printed information furnished by Fund and shall be held harmless by Fund from and against any cost or loss arising therefrom.

        SECTION 5. REPORTS

        Institution shall prepare and furnish to CSCM, at CSCM's request, written reports seeing forth all amounts expended by Institution and identifying the activities for which the expenditures were made.

        SECTION 6. INDEMNIFICATION

        Institution agrees to indemnify and hold harmless CSCM and the Fund from any claims, expenses, or liabilities incurred by CSCM or the Fund as a result of any act or omission of the Institution in connection with its services under this Agreement.

        SECTION 7. EFFECTIVENESS, DURATION AND TERMINATION

        (a) This Agreement shall become effective on the date hereof and, upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.

        (b)    This Agreement may be terminated as follows:

               (i) at any time, without the payment of any penalty, by the vote of a majority of the Directors of the Fund;

               (ii) automatically in the event of the termination of the Administration agreement between the Fund and CSCM or the Service Plan;

               (iii) automatically in the event of the assignment of this Agreement as defined in the Act; and

               (iv) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

        SECTION 8. NOTICES

        Any notice under this Agreement shall be in writing and shall be addressed and delivered, or mailed postage prepaid, to the other party's principal place of business, or to such other place as shall have been previously specified by written notice given to the other party.

        SECTION 9. AMENDMENTS

        Subject to approval of material amendments to the form of this Agreement by the Fund's Board of Directors, this Agreement may be amended by the parties at any time. In addition, this Agreement may be amended by CSCM from time to time by the following procedure: CSCM will mail a copy of the amendment to Institution at its principal place of business or such other address as Institution shall in writing provide to CSCM. If Institution does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Institution's objection must be in writing and be received by CSCM within the thirty days.

        SECTION 10. USE OF THE FUND'S NAME

        Institution shall not use the name of the Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Fund prior thereto in writing; provided, however, that the approval of the Fund shall not be required for the use of the Fund's name which merely refers in accurate and factual terms to the Fund in connection with the Institution's role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

        SECTION 11. MISCELLANEOUS

        (a) This Agreement shall be construed in accordance with the laws of the State of New York.

        (b) If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                         INSTITUTION:

                                         _______________________________________
                                         Name of Institution

                                         By:____________________________________

                                         Name:__________________________________

                                         Title:_________________________________

                                         COHEN & STEERS EQUITY INCOME FUND, INC.

                                         By:____________________________________

                                         Name: Martin Cohen
                                         Title: President

                     COHEN & STEERS EQUITY INCOME FUND, INC.
                          SHAREHOLDER SERVICE AGREEMENT
                                   SCHEDULE A

                      PAYMENTS PURSUANT TO THE SERVICE PLAN

0.10% of the average annual daily net assets of the Fund represented by shares owned by investors for which Institution provides services pursuant to this Agreement.